[GRAPHIC OMITTED]                                                  Press Release
--------------------------------------------------------------------------------

                                         Contact:  Jamie Tully/Kara Findlay
                                                   Citigate Sard Verbinnen
                                                   (212) 687-8080/(312) 895-4700

            FOAMEX INTERNATIONAL ANNOUNCES THIRD QUARTER 2004 RESULTS

        Company Secures Financing for Repayment of $52 Million of Senior
                               Subordinated Notes

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LINWOOD,  PA, November 5, 2004 - Foamex  International Inc. (NASDAQ:  FMXI), the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced results for the third quarter and year-to-date period ended September 26, 2004.

Third Quarter 2004 Results

Sales
-----
Net sales for the third quarter of 2004 were $310.0 million, down 4% from $323.5 million in the third quarter of 2003 primarily due to lower volume in the Automotive Products segment, which offset higher net sales in other segments. Gross profit in the third quarter of 2004 was $33.2 million, down 11% from $37.3 million in the third quarter of 2003. Gross profit margin for the third quarter of 2004 was 10.7%, down from 11.5% in the third quarter of 2003 primarily reflecting a non-cash charge for idle manufacturing assets, and higher raw material and other costs.

Earnings
--------
Income from operations was $14.9 million for the third quarter of 2004, down 16% from $17.6 million in the third quarter of 2003. Selling, general and administrative expenses for the third quarter of 2004 were $18.2 million versus $19.4 million in the third quarter of 2003. The decrease in SG&A expenses primarily reflects lower costs related to the closing of the New York office. Interest and debt issuance expense for the third quarter of 2004 was $18.7 million, compared to $31.6 million in the third quarter 2003. The third quarter of 2003 included a $12.9 million write off of debt issuance costs associated with the refinancing of Foamex's bank credit facilities.


Net loss for the third quarter of 2004 was $114.5 million, or $4.68 per diluted share, compared with a net loss of $11.0 million, or $0.45 per diluted share, in the third quarter of 2003. The net loss reflects a $112.0 million charge resulting from the Company's decision to establish a valuation allowance against its deferred tax assets. The Company has determined that this one-time non-cash charge is appropriate given the impact that higher chemical costs will have on its near-term operating results, and the general uncertainty in oil and gas markets that affects the price of our raw materials.



Commenting on the results, Tom Chorman, Foamex's President and Chief Executive Officer, said: "We continue to face difficult marketplace challenges associated with the rising costs of chemicals, which had a negative impact on gross margins in the quarter. We are addressing this situation by aggressively pursuing price increases to recover our cost increases and controlling the balance of our cost structure. Despite these short-term challenges, we continue to make progress on our long-term strategies, including differentiating ourselves in the marketplace with higher value added and consumer focused products like our all foam mattress."

Financing  Agreements

The Company also announced that Foamex L.P. entered into financing arrangements with its existing lenders under its senior secured credit facilities to provide financing for the repayment of Foamex L.P.'s 13 1/2% Senior Subordinated Notes due in August 2005. Under the terms of the new agreements, the lenders will provide up to $54.0 million of new financing, including up to $15.0 million as a new term loan under its $240.0 Million Senior Secured Credit Facility due April 30, 2007 and up to $39.0 million of additional loans under its Secured Term Loan facility due April 1, 2009.

Foamex L.P. plans to use all or a portion of the financing available under the new agreements, along with other sources of cash, to repay the $51.6 million currently outstanding on the 13 1/2% Senior Subordinated Notes.


Year to Date Results


Sales & Gross Profit
--------------------
Net sales for the first three quarters of 2004 were $937.8 million, down 5% from $989.3 million in the first three quarters of 2003 as lower volumes in the Automotive segment were only partially offset by higher revenues in the Foam Products and Technical Products segments. Gross profit was $113.1 million, up 6% from $106.6 million in 2003, and gross profit as a percentage of sales increased to 12.1% in 2004 from 10.8% in 2003 due to a better mix of value-added products and lower operating costs, partially offset by lower volumes in the Automotive Products segment.

Earnings
Income from operations was $44.8 million for the first three quarters of 2004, down 7% from $48.2 million in the 2003 period. Higher gross profit was offset by an increase in SG&A expenses, primarily due to higher bad debt charges, litigation-related costs and professional fees partially offset by lower corporate expenses and employee costs related to the closing of the New York office. Selling, general and administrative expenses for the first three quarters of 2004 were $66.0 million versus $59.6 million in the first three quarters of 2003. Results for the 2004 period included restructuring charges of $2.3 million associated with the closing of the New York office and a realignment of the Automotive business, compared to restructuring credits of $1.2 million in 2003.

Interest and debt issuance expense for the first three quarters of 2004 was $55.9 million, a 20% decrease from 2003, as the 2003 period included a write-off of $12.9 million in debt issuance costs.

Net loss for the first three quarters of 2004 was $119.2 million, or $4.88 per diluted share, compared to a net loss of $18.0 million, or $0.74 per diluted share, in 2003.

Business Segment Performance

Foam Products
-------------
Foam Products net sales for the third quarter of 2004 were $140.0 million, up 2% from $137.4 million in the third quarter of 2003, primarily due to higher volumes of value-added products. Income from operations for the third quarter of 2004 was $14.0 million, down 5% from $14.7 million in the third quarter of 2003. This is primarily the result of higher raw material costs.

For the three quarters ended September 26, 2004, Foam Products net sales were $400.5 million, up 6% from $378.4 million in 2003, due to higher volumes of value-added products. Income from operations increased 31% to $42.6 million from $32.5 million, primarily as a result of improved volume mix.

Automotive Products
-------------------
Automotive Products net sales for the third quarter of 2004 were $77.1 million, down 23% from $100.6 million in the third quarter of 2003. The decrease is primarily due to lower volumes from sourcing actions by major customers. Income from operations for the third quarter of 2004 was $3.2 million, down 58% from $7.6 million in the third quarter of 2003, primarily due to the effect of lower volume and unfavorable sales mix.

For the first three quarters of 2004, Automotive Products net sales decreased 22% to $267.8 million from $345.3 million in the 2003 first three quarters, due to lower volumes from sourcing actions by major customers. Income from operations decreased 39% to $16.2 million compared to $26.4 million in the 2003 period, primarily due to lower sales volume.

Carpet Cushion Products
-----------------------
Carpet Cushion Products net sales for the third quarter of 2004 were $54.8 million, up 1% from $54.1 million in the third quarter of 2003. Income from operations in the third quarter of 2004 was $3.0 million, up 69% from $1.8 million in the third quarter of 2003, primarily due to lower operating costs.

For the first three quarters of 2004, Carpet Cushion Products net sales decreased 2% to $154.5 million from $157.4 million in the first three quarters 2003, primarily due to volume declines and lower average selling prices. Income from operations was $7.7 million in the first three quarters of 2004 compared to $2.8 million during the same period in 2003, primarily due to lower material and operating costs and partly offset by lower average selling prices.

Technical Products
------------------
Technical Products net sales for the third quarter of 2004 were $31.0 million, up 20% from $25.8 million in the third quarter of 2003 due to increased unit volume. Income from operations for the third quarter of 2004 was $8.0 million, up 30% from $6.2 million in the third quarter of 2003, primarily due to improved sales mix and pricing.

For the first three quarters of 2004, Technical Products net sales increased 5% to $93.3 million from $88.8 million in 2003, primarily due to higher volumes and improved sales mix. Income from operations increased 2% to $25.3 million for the first three quarters of 2004 compared to $24.9 million in the same period in 2003 due to sales mix improvement.

Conference Call and Replay
Foamex management will host a conference call today, November 5, 2004, at 11:00 a.m. EST to discuss the Company's third quarter 2004 results. Investors can access the conference call in the U.S. by dialing 888-390-2576 (international callers, dial 484-630-8116), asking to be connected to the Foamex investor call led by Thomas Chorman. Participants will be asked to provide the following passcode for this conference call: Foamex.

In addition, interested parties may listen to the conference call over the Internet at www.foamex.com. To listen, go to the website 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at the Company's web site that will be available shortly after the call.

About Foamex  International  Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.


Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to cost savings and restructuring charges, the expected benefits of expanding the use of VPF(SM) technology, the Company's ability to introduce new products, enhance sales growth and margins and the outlook for the Company's financial
performance.   These   forward-looking   statements   are   affected  by
risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

                                     # # #

                   Foamex International Inc. and Subsidiaries

                      Consolidated Statements of Operations
                         ($ Thousands, except EPS data)
                                   [Unaudited]



                                                              Third Quarter Comparative            YTD Comparative
                                                                 2004            2003            2004            2003
                                                                 ----            ----            ----            ----

Net Sales                                                      $ 309,993        $323,542       $ 937,751        $989,330

Cost of Goods Sold                                               276,821         286,196         824,639         882,773
                                                               ---------        --------       ---------        --------
Gross Profit                                                      33,172          37,346         113,112         106,557

Selling, General & Administrative Expenses                        18,213          19,394          66,005          59,608

Restructuring Charges (Credits)                                       78             314           2,322         (1,237)
                                                               ---------        --------       ---------        --------
Income from Operations                                            14,881          17,638          44,785          48,186

Interest and Debt Issuance Expense                                18,702          31,550          55,911          70,039

Income from Equity Interest in Joint Venture                          67             495             342           1,374

Other Expense, Net                                                  (531)           (952)           (279)         (2,800)
                                                               ---------        --------       ---------        --------
Loss Before Provision (Benefit) for Income Taxes                  (4,285)        (14,369)        (11,063)        (23,279)

Provision (Benefit) for Income Taxes                             110,216          (3,370)        108,170          (5,303)
                                                               ---------        --------       ---------        --------
Net Loss                                                       $(114,501)       $(10,999)      $(119,233)       $(17,976)
                                                               =========        ========       =========        ========
--------------------------------------------------------------------------------------------------------------------------

Net Loss Per Share - Basic:                                    $   (4.68)       $  (0.45)      $   (4.88)       $  (0.74)
                                                               =========        ========       =========        ========
Net Loss Per Share - Diluted:                                  $   (4.68)       $  (0.45)      $   (4.88)       $  (0.74)
                                                               =========        ========       =========        ========
Weighted Average Shares Outstanding - Basic                       24,443          24,409          24,441          24,389
                                                               =========        ========       =========        ========
Weighted Average Shares Outstanding - Diluted                     24,443          24,409          24,441          24,389
                                                               =========        ========       =========        ========

                                     -more-

                   Foamex International Inc. and Subsidiaries


                             Selected Financial Data
                                  ($ Millions)
                                   (Unaudited)


                                                               As of                        As of
                                                        September 26, 2004            December 28, 2003
                                                        ------------------            -----------------
Balance Sheet:
   Cash                                                      $   5.9                      $   6.6

   Accounts Receivable, Net                                  $ 193.1                      $ 181.3

   Inventories                                               $  99.3                      $  95.9

   Current Assets                                            $ 320.2                      $ 326.6

   Total Assets                                              $ 661.2                      $ 789.9

   Revolving Credit Borrowing                                $  98.9                      $  96.1

   Accounts Payable                                          $ 107.9                      $  98.3

   Current Liabilities                                       $ 358.5                      $ 295.4

   Long-Term Debt                                            $ 578.6                      $ 640.6

   Total Debt                                                $ 738.8                      $ 745.6

   Shareholders' Deficit                                     $(338.4)                     $(203.1)



                                                        Three Quarters Ended        Three Quarters Ended
                                                         September 26, 2004          September 28, 2003
                                                         ------------------          ------------------
Other:
   Depreciation and Amortization                               $19.0                       $19.3

   Capital Expenditures                                        $ 4.2                       $ 4.7
